EXHIBIT 99.(a)(1)(A)

CYSIVE, INC.
10780 PARKRIDGE BOULEVARD, SUITE 400
RESTON, VIRGINIA 20191
(703) 259-2300

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
JANUARY 24, 2002

CYSIVE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
HAVING AN EXERCISE PRICE OF MORE THAN $5.67

THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME,
ON FEBRUARY 22, 2002, UNLESS THE OFFER IS EXTENDED

Cysive, Inc. (“Cysive” or the “Company”) is offering employees (excluding officers and directors) of the Company (each an “Eligible Participant”) the opportunity to exchange all outstanding stock options with exercise prices per share greater than $5.67 (the “Eligible Options”) granted under the Company’s Second Amended and Restated Stock Option Plan (the “1994 Plan” or the “Plan”) for replacement options (the “Replacement Options”) to purchase shares of the Company’s Common Stock (“Common Stock”).

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options (the “Offer to Exchange,” which, as it may be amended from time to time, constitutes the “Offer”). Each Eligible Option with an exercise price greater than $5.67 per share but less than $14.01 per share may be exchanged for 0.5 Replacement Options. Each Eligible Option with an exercise price greater than $14.01 per share may be exchanged for 0.25 Replacement Options. The exercise price of the Replacement Options will be established by reference to the closing price of the Company’s Common Stock on the date that is six months and one day after the expiration date of the Offer, or August 23, 2002, unless we extend the expiration date. This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “CYSV.” On January 23, 2002, the closing price of our Common Stock as reported on the Nasdaq National Market was $3.169 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Options.

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Robert M. Skelton via e-mail at rskelton@cysive.com or by telephone at (703) 259-2300.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Regardless of whether you accept or reject this Offer, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO ROBERT M. SKELTON AT CYSIVE BEFORE 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2002 (or a later expiration date if Cysive extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically if Cysive accepts your Eligible Options for exchange. However, you will be required to return such stock option agreements upon Cysive’s request.

We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Cysive is limited to this document.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY’S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A—Information about the Directors and Executive Officers of Cysive

SUMMARY OF TERMS

The following is a summary of terms about the Offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all outstanding stock options with exercise prices per share greater than $5.67 granted under the Plan that are held by employees (excluding officers and directors) of the Company.

Q2.	WHY ARE WE MAKING THE OFFER?

A key element of our future success is highly dependent upon the motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program. (See Section 2 of the Offer to Exchange.)

Q3.	ARE THERE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer to Exchange. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q4.	WHO CAN PARTICIPATE IN THE EXCHANGE?

You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on August 23, 2002. Termination of your employment or service with the Company on or before August 23, 2002, will automatically revoke any election that you make to participate in this program.

Q5.	HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

For those Eligible Participants who elect to participate in the Offer, on August 23, 2002, (or a later date if Cysive extends the Offer), the Company will grant you a Replacement Option to purchase 0.5 or 0.25 times the number of shares subject to your Eligible Options that were cancelled, as applicable, (so long as your employment or service with the Company continues through that date). Replacement Options issued in exchange for options granted under the Plan will be issued under the Plan. (See Section 8 of the Offer to Exchange.)

Q6.	WHEN WILL I RECEIVE MY REPLACEMENT OPTION?

The Replacement Options will be granted on August 23, 2002 (or a later date if Cysive extends the Offer). We expect the stock option agreements to be distributed within two weeks from the date of grant. (See Section 5 of the Offer to Exchange.)

Q7.	WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

The Replacement Options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant, which we expect to be August 22, 2002, unless we extend the Expiration Date of the Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options, but we caution you that there nonetheless will be at least six months’ market risk between the time you make any election to exchange Eligible Options and the date Replacement Options are granted (and their exercise price is established). (See Section 7 of the Offer to Exchange.)

Q8.	WHAT WILL BE THE VESTING PERIOD OF THE REPLACEMENT OPTIONS?

25% of the Replacement Options granted to an eligible employee will be exercisable as of the Replacement Option grant date, 25% of the Replacement Options will be exercisable beginning with the first anniversary of the date of grant, 25% of the Replacement Options will be exercisable beginning with the second anniversary of the date of the grant, and the remaining 25% of the Replacement Options granted to an eligible employee will be exercisable beginning with the third anniversary of the date of grant (assuming your continued employment or service with the Company through such dates).

Q9.	WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

The Replacement Options will expire ten (10) years from the date the Replacement Options are granted (so long as you remain employed by or continue service with the Company).

Q10.	WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTION THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

You may be exchanging some vested options for unvested Replacement Options. You WILL NOT be able to exercise or sell any portion of the shares subject to the Replacement Options until they vest.

Q11.	IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options.

Q12.	IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

You must exchange all option shares subject to a particular Eligible Option. However, if you have more than one Eligible Option, then you may exchange some, but less than all, Eligible Options.

Q13.	WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Replacement Options to you. We recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer. (See Section 12 of the Offer to Exchange.)

Q14.	IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTION BE AN INCENTIVE STOCK OPTION?

No. All Replacement Options will be nonqualified stock options. (See Section 12 of the Offer to Exchange.)

Q15.	IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. As such, if you elect not to exchange your Eligible Options that are incentive stock options, we believe that those options will remain incentive stock options. However, the Internal Revenue Service (“IRS”) may characterize our Offer to you as a “modification” of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend such options’ holding periods to qualify for favorable tax treatment and cause all or a portion of such options to be treated as nonqualified stock options. In order to minimize this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock received upon exercise. (See Section 12 of the Offer to Exchange.)

Q16.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The Offer expires on February 22, 2002, at 5:00 p.m., Eastern Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., Eastern Time, on February 25, 2002. (See Section 13 of the Offer to Exchange.)

Q17.	WHAT DO I NEED TO DO?

Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Robert M. Skelton at Cysive before 5:00 p.m., Eastern Time, on February 22, 2002 (or a later expiration date if Cysive extends the Offer). The Election Form may be sent via mail, courier, e-mail or facsimile. Robert M. Skelton is located at Cysive’s corporate headquarters in Reston, Virginia, his direct facsimile number is (703) 259-2402, and his e-mail address is rskelton@cysive.com. Election Forms must be physically received by Robert M. Skelton before 5:00 p.m., Eastern Time, on February 22, 2002 (or a later expiration date if Cysive extends the Offer). If Election Forms are sent by e-mail or facsimile, originals should be promptly sent by mail, courier or hand delivery and must be received by March 1, 2002.

If you have questions about delivery, you may contact Robert M. Skelton via e-mail or by telephone at (703) 259-2300. You should review the Offer to Exchange, the Election Form and all of their attachments before making your election.

If we extend the Offer beyond February 22, 2002, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly after 5:00 p.m., Eastern Time, on February 22, 2002 (or a later expiration date if Cysive extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 3 of the Offer to Exchange.)

Q18.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You may change your previous election at any time before 5:00 p.m., Eastern Time, on February 22, 2002. If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Robert M. Skelton before the Offer expires. You may change your election more than once. (See Section 4 of the Offer to Exchange.)

Q19.	WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

Nothing. If you do not accept the Offer, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 15 above. Furthermore, if you do not accept the Offer you will not receive Replacement Options. (See Section 12 of the Offer to Exchange.)

Q20.	UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. (See Sections 3, 5 and 6 of the Offer to Exchange.)

Q21.	CAN I CANCEL THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

Yes, the remaining outstanding, unexercised portion of an Eligible Option can be cancelled. The number of shares that are subject to each Eligible Option that is cancelled will be included in a Replacement Option to purchase the aggregate number of shares that were subject to all Eligible Options that are cancelled.

Q22.	AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

We are conducting this Offer only at this time. Therefore, this Offer is considered a one-time offer and is not expected to be repeated again in the future. As the Replacement Options are valid for up to ten years from the Replacement Option grant date, subject to continued employment with the Company, the price of our Common Stock may appreciate over this period even if your option is underwater for some period of time after the grant date of the Replacement Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q23.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Robert M. Skelton via e-mail at rskelton@cysive.com or by telephone at (703) 259-2300

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options held by Eligible Participants. As of January 23, 2002, Eligible Options to purchase 2,772,750 shares of our Common Stock were outstanding and held by 85 Eligible Participants.

You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. Replacement Options issued in exchange for options granted under the 1994 Plan will be issued under the 1994 Plan. Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept options that are properly elected for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the “expiration date” as defined below. Your Replacement Option will represent a fraction of the total number of option shares of all your Eligible Options cancelled in connection with the Offer, as set forth below:

Each Eligible Option with an exercise price that is greater than $5.67 per share but less than $14.01 per share may be exchanged for 0.5 Replacement Options.

Each Eligible Option with an exercise price that is greater than $14.01 may be exchanged for 0.25 Replacement Options.

The term “expiration date” of this Offer means 5:00 p.m., Eastern Time, on February 22, 2002, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “expiration date” will refer to the latest time and date at which the Offer expires. See Section 13 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the Offer.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.	PURPOSE OF THE OFFER.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we strive to enhance stockholder value by creating better performance incentives for our employees.

The Board of Directors has approved this Offer. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options, but we caution you that there nonetheless will be at least six months’ market risk between the time you make any election to exchange Eligible Options and the date Replacement Options are granted (and their exercise price is established). WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.	PROCEDURES.

MAKING YOUR ELECTION. To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Robert M. Skelton at Cysive before the expiration date. The Election Form may be sent via mail, courier, e-mail or facsimile. Robert M. Skelton is located at Cysive’s corporate offices in Reston, Virginia, his e-mail address is rskelton@cysive.com, and his fax number is (703) 259-2402. Election Forms must be physically received by Robert M. Skelton before 5:00 p.m., Eastern Time, on February 22, 2002 (or a later expiration date if Cysive extends the Offer). Election Forms received by e-mail or facsimile will be valid if received by the expiration date even though the originals are not yet received, but only if the originals sent by mail, courier or hand delivery are received by March 1, 2002. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Cysive accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Cysive’s request.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and/or amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly and timely made elections to exchange options that have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.

You may change your election at any time before 5:00 p.m., Eastern Time, on February 22, 2002. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer. Additionally, you may withdraw any options you elected to exchange if after forty (40) business days from the commencement of the Offer to Exchange we have not accepted for exchange all options you elected to exchange. The date of the fortieth (40th) business day is March 22, 2002.

To change your election, you MUST DELIVER a Notice of Change in Election Form to Robert M. Skelton at Cysive before the Offer expires. The Notice of Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer. The Notice of Change in Election Form may be sent via mail, courier, e-mail or facsimile. Robert M. Skelton is located at Cysive’s corporate offices in Reston, Virginia, his e-mail address is rskelton@cysive.com, and his fax number is (703) 259-2402. Notice of Change in Election Forms received by e-mail or facsimile will be valid if received by the expiration date even though the originals are not yet received, but only if the originals sent by mail, courier or hand delivery are received by March 1, 2002.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will timely accept the Eligible Options for exchange and cancel all options properly elected for exchange and not validly withdrawn before the expiration date. The Replacement Options will be granted on August 23, 2002 (or a later date if Cysive extends the Offer).

Your Replacement Option will represent a fraction of the total number of option shares of all Eligible Options that you exchange, as set forth in detail in Section 1. If you are not continuously employed by or in service with Cysive through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option. In addition, no portion of a Replacement Option will be exercisable until it vests. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the expiration date. We will notify you on or prior to February 22, 2002 (or a later expiration date if Cysive extends the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Replacement Option that we will grant to the optionholder.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after January 24, 2002 and on or before February 22, 2002, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c)	materially impair our ability to provide Eligible Participants with compensation by decreasing the value of the Replacement Options or otherwise; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before January 24, 2002;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before January 24, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol “CYSV.” The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market.

Quarter ended or ending	High	Low
Fiscal Year 2001
December 31, 2001	$3.44	$2.08
September 30, 2001	$3.25	$1.93
June 30, 2001	$4.125	$2.80
March 31, 2001	$7.50	$3.063

Fiscal Year 2000
December 31, 2000	$8.25	$3.50
September 30, 2000	$29.63	$6.88
June 30, 2000	$37.56	$21.13
March 31, 2000	$63.00	$28.69

As of January 23, 2002, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $3.169 per share.

We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options, but we caution you that there nonetheless will be at least six months’ market risk between the time you make any election to exchange Eligible Options and the date Replacement Options are granted (and their exercise price is established). WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration. Your Replacement Option will represent a fraction of the total number of option shares subject to all Eligible Options that you exchange. Each Eligible Option with an exercise price greater than $5.67 per share but less than $14.01 per share may be exchanged for 0.5 Replacement Options. Each Eligible Option with an exercise price greater than $14.01 per share may be exchanged for 0.25 Replacement Options. The exercise price of the Replacement Options will be established by reference to the closing price of the Company’s Common Stock on the date that is six months and one day after the expiration date of the Offer, or August 23, 2002, unless we extend the expiration date.

If we receive and accept exchange of all Eligible Options outstanding as of February 22, 2002, we will grant Replacement Options to purchase a total of 994,625 shares of our Common Stock. The Common Stock issuable upon exercise of the Replacement Options would equal approximately 3.4% of the total shares of our Common Stock outstanding as of January 23, 2002.

Terms of Replacement Options. Replacement Options issued in exchange for options granted under the 1994 Plan will be issued under the 1994 Plan. Replacement Option agreements will be executed between each optionholder who accepts the Offer and Cysive. The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time such options vest. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

The following description of the 1994 Plan and the Replacement Option agreements is a summary, and is not complete. Replacement Options will be subject to the terms and conditions of the 1994 Plan under which they will be granted and the applicable stock option agreement. Additional information about the 1994 Plan may be found in the 1994 Plan Summary Plan Description. Please contact Robert M. Skelton at rskelton@cysive.com to request copies of the 1994 Plan, the 1994 Summary Plan Description or the current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or the Compensation Committee thereof prior to the date the Replacement Options are granted.

General. As of January 23, 2002, there were 28,994,412 shares of our Common Stock reserved for issuance, and restricted stock awards and options to purchase 12,132,300 shares of our Common Stock outstanding under the 1994 Plan. The 1994 Plan permits us to grant Common Stock, options intended to qualify as incentive options under the Internal Revenue Code as well as nonqualified stock options. Each Replacement Option will be a nonqualified stock option.

Administration. The Compensation Committee of our Board of Directors administers the 1994 Plan and has the authority to construe, interpret and amend the 1994 Plan.

Term. The term of each option granted under the 1994 Plan is fixed by the Compensation Committee at the time of grant. The Replacement Options will expire ten years from the date of the grant.

Time of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time prior to termination of the option. If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be ninety (90) days following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be one (1) year following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within one (1) year following your termination date. However, under no circumstances may you exercise the Replacement Option after ten (10) years after the date of the grant.

Exercise Price. The Replacement Options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options, but we caution you that there nonetheless will be at least six months’ market risk between the time you make any election to exchange Eligible Options and the date Replacement Options are granted (and their exercise price is established). WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS. If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

Vesting. The Compensation Committee has the authority to determine the time or times at which options granted under the 1994 Plan will vest and become exercisable. 25% of the Replacement Options granted to an eligible employee will be exercisable as of the Replacement Option grant date, 25% of the Replacement Options will be exercisable beginning with the first anniversary of the date of grant, 25% of the Replacement Options will be exercisable beginning with the second anniversary of the date of the grant, and the remaining 25% of the Replacement Options granted to an eligible employee will be exercisable beginning with the third anniversary of the date of grant (assuming your continued employment or service with the Company through such dates). The Board may accelerate the vesting and exercisability of options.

Tax Consequences. You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange.

Registration of Option Shares. All shares of Common Stock issuable upon exercise of options under the 1994 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Cysive, you will be able to sell your Replacement Option shares free of certain transfer restrictions under applicable securities laws.

9.	ABSENCE OF INTERESTS OF DIRECTORS AND OFFICERS REGARDING THE OFFER TO EXCHANGE; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. As of January 24, 2002, our executive officers and directors (nine (9) persons) as a group held stock options to purchase a total of 5,516,922 shares of our Common Stock (collectively, the “Insider Options”). This represented approximately 45.4% of the shares subject to all options granted under the 1994 Plan as of that date. Executive officers and directors will not be eligible to exchange their options pursuant to the offer and no Insider Option shall constitute an Eligible Option.

The Company has not issued Eligible Options during the 60 days prior to this Offer to Exchange. There were no transactions that members of our Board of Directors, our executive officers or the affiliates of any of our directors or officers engaged in that involved Eligible Options during the 60 days prior to this Offer to Exchange.

There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for outstanding options to purchase an aggregate of 12,132,300 shares of our Common Stock pursuant to the Plans.

10.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible Options that have been granted under the 1994 Plan and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the 1994 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

•	we will not grant any Replacement Options to Eligible Participants in the Offer until a date that is on or after the first trading day that is at least six months and one day after the date that we accept and cancel Eligible Options elected for exchange; and

•	the exercise price of all Replacement Options will equal the market value of the Common Stock on the date we grant the new options.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

If you exchange outstanding incentive or nonqualified stock options for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the Replacement Option, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

The Replacement Options will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for a Replacement Option.

Any Replacement Option you are granted will be a nonqualified stock option. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this Offer is a “modification” of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

Under current law, you should not have realized taxable income when incentive stock options, if applicable, were granted to you under our Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchased under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in our Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell Common Stock you received when you exercised an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the Eligible Participants.

Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer to Exchange occur. In order to postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to Eligible Participants or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 6:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options; or

•	increase or decrease the number of Eligible Options to be exchanged in the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

15.	INFORMATION ABOUT CYSIVE.

Our principal executive offices are located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191, and our telephone number is (703) 259-2300. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our web site address is www.Cysive.com. The information on our web site is not a part of this Offer.

Cysive, Inc. is a leading provider of multi-channel enterprise solutions that help customers reduce costs and realize greater productivity, operational efficiency and customer service. Through Cysive Cymbio™, Cysive delivers a flexible, integrated solution for strategically deploying Web, wireless, voice-activated systems and Web services across an enterprise. Since 1993, Cysive has built mission-critical business systems for Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union and DaimlerChrysler, among many others.

Information concerning our business, including our background, strategy, products and services, sales and marketing, customers, research and product development, competition, intellectual property and employees, as well as our financial information, is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2001, June 30, 2001 and March 31, 2001, and our Current Reports on Form 8-K, dated November 2, 2001, July 30, 2001, May 3, 2001 and April 4, 2001, and such reports are incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the expiration date of the Offer. These documents may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 — “Additional Information.”

Set forth below is a selected summary of our financial information. The selected historical consolidated balance sheets and consolidated statements of operations data at and for the years ended December 31, 2000 and December 31, 1999 and the nine months ended September 30, 2001 and September 30, 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 13, 2001, and should be read together with the consolidated financial statements and related notes included in such reports. Our Annual Report on Form 10-K for the years ended December 31, 2000 and December 31, 1999 have been audited by Ernst & Young, LLP, independent auditors.

CYSIVE, INC.

CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	SEPTEMBER 30,	DECEMBER 31,	DECEMBER 31,
	2001	2000	1999

	(Unaudited)
Current assets	$126,309	$125,838	$55,663
Noncurrent assets	41,969	60,242	5,691

Total assets	$168,278	$186,080	$61,354

Current liabilities	$5,432	$12,235	$3,675
Stockholders’ equity	162,846	173,845	57,679

Total liabilities and stockholders’ equity	$168,278	$186,080	$61,354

CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	NINE MONTHS ENDED		YEAR ENDED
	SEPTEMBER 30		DECEMBER 31

	(Unaudited)
	2001	2000	2000	1999

Revenues	$13,246	$40,922	$50,287	$25,265
Direct costs	12,232	15,978	22,851	8,899

Net income (loss)	(15,119)	283	(14,328)	(6,402)

Basic and diluted net earnings (loss) per share	$(0.51)	$0.01	$(0.54)	$(0.36)

Our book value per share was $5.54 as of September 30, 2001.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2001, June 30, 2001 and March 31, 2001 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 — “Additional Information.”

16.	RISK FACTORS.

Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (under “Part I; Item 1 – Risk Factors”) and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 (under “Part I; Item 2 – Certain Factors That May Affect Future Results”) is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

17.	ADDITIONAL INFORMATION.

We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

(b)	our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 24, 2001;

(c)	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 13, 2001; and

(d)	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, filed with the SEC on August 10, 2001;

(e)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, filed with the SEC on May 15, 2001;

(f)	our Current Report on Form 8-K dated November 2, 2001;

(g)	our Current Report on Form 8-K dated July 30, 2001;

(h)	our Current Report on Form 8-K dated May 3, 2001;

(i)	our Current Report on Form 8-K dated April 4, 2001;

The SEC file number for these filings is 000-27607. These filings, our other annual and quarterly reports and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “CYSV,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Corporate Secretary
Cysive, Inc.
10780 Parkridge Boulevard, Suite 400
Reston, Virginia 20191

or by telephoning us at (703) 259-2300 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Cysive should be read together with the information contained in the documents to which we have referred you.

18.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offer to Exchange may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 16 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2000, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, and our proxy materials for our 2001 Annual Meeting of Stockholders.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Cysive is limited to this document.

Cysive, Inc.	January 24, 2002

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF CYSIVE, INC.

The directors and executive officers of Cysive, Inc. and their positions and offices as of January 24, 2002, are set forth in the following table:

NAME	POSITION(S) HELD WITH THE COMPANY

Nelson A. Carbonell, Jr.	Chairman, President and Chief Executive Officer
John R. Lund	Chief Financial Officer and Director
John N. Carbonell	Vice President of Operations
Ken R. Hargrave	Vice President of Services
Robert Skinner	Vice President of Sales and Marketing
R. Eugene Willingham	Vice President of Product Solutions
Daniel F. Gillis	Director
Ken H. Holec	Director
Jon S. Korin	Director

The address of each director and executive officer is c/o Cysive, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191, and the telephone number is (703) 259-2300.

With the exception of the following biographies, the biographies for our executive officers and directors included in our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC, and in our Annual Report on Form 10-K for 2000 filed with the SEC, are incorporated by reference herein.

Robert Skinner was appointed Vice President of Sales and Marketing of Cysive in 2001. Prior to joining Cysive, Mr. Skinner held executive positions at High Branch Software (as President and Chief Executive Officer from August, 2000 to June, 2001), Best Software (as Executive Vice President from June, 1992 to April, 1995), and Trinet (a division of Control Data) (in positions of increasing responsibility, including Vice President, Business Development, from August, 1986 to April, 1992). Mr. Skinner holds a Bachelor’s degree in History from Quinnipiac College and an MBA in Finance from the University of Connecticut.

Daniel F. Gillis was appointed to the Company’s Board of Directors in 2001. Mr. Gillis formerly served as President, Chief Executive Officer and Director of SAGA Systems, Inc. from May 1996 until its purchase by Software AG in February 2001. Prior to SAGA, Mr. Gillis served as Executive Vice President at Falcon Microsystems, Inc., a computer products reseller and systems integration company, from 1987-1994.

Ken H. Holec was elected to the Company’s Board of Directors in 2001. Mr. Holec served as President, Chief Executive Officer and Director of ShowCase, Inc. from November 1993 until its purchase by SPSS, Inc. in February 2001. Prior to ShowCase, Holec served as President, Chief Executive Officer and Director at Lawson Software, an enterprise business applications software provider, from 1985-1993. He has served as a Director for IntraNet Solutions, Inc. since January1998 and as a Director of SPSS, Inc. since February 2001.